For Immediate Release

Citigroup Inc. (NYSE: C)

July 8, 2013

Citi Board Elects Gary M. Reiner and James S. Turley to Board of Directors

NEW YORK - Citi's Board of Directors today announced that it has elected Gary M. Reiner and James S. Turley as new independent directors. Both Mr. Reiner and Mr. Turley also will join the Board of Directors of Citibank, NA. Mr. Reiner is the Operating Partner at General Atlantic LLC, and Mr. Turley is the former Chairman and Chief Executive Officer of Ernst & Young.

"We are pleased to have Jim Turley and Gary Reiner join Citi’s Board of Directors,” said Michael E. O’Neill, Chairman of the Board of Directors of Citi. “Mr. Turley’s extensive background at Ernst & Young and his leadership in the field of auditing make him an excellent addition to the Board and specifically to our Audit Committee. Mr. Reiner brings a deep wealth of experience from his time at a leading global corporation and will lend his expertise to key priorities across the company including increasing productivity and helping to oversee important initiatives in our Operations and Technology functions. Both of these new directors will bring considerable insight to the Board as Citi continues to leverage its unmatched global strengths.”

Gary M. Reiner

Mr. Reiner has been the Operating Partner of General Atlantic LLC since 2010. Prior to joining General Atlantic, Mr. Reiner was the Senior Vice President and Chief Information Officer of General Electric Company, a position he held since 1996. He joined GE as Vice President, Corporate and Business Development. Prior to GE, Mr. Reiner was with The Boston Consulting Group Inc. where he was a partner. He is a member of the Board of Directors of Hewlett-Packard Company. Mr. Reiner has a Bachelor of Arts from Harvard University and an MBA from Harvard Business School.

James S. Turley

Mr. Turley is the former Chairman and Chief Executive Officer of Ernst & Young. He led the firm from 2001 until his recent retirement. Mr. Turley joined Ernst & Young in 1977 and held various positions there until being named Regional Managing Partner for the Upper Midwest in 1994 and for New York in 1998. He was named Deputy Chairman in 2000 and Chairman in 2001. Mr. Turley earned Bachelor of Arts and Masters of Accounting degrees from Rice University.

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Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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